Exhibit 10.02

EXELIS INC.

2011 OMNIBUS INCENTIVE PLAN

AS AMENDED AND RESTATED

RESTRICTED STOCK UNIT AGREEMENT

(Cash Settled)

THIS AGREEMENT (the “Agreement”), effective as of the      day of             ,         , by and between Exelis Inc. (the “Company”) and [name] (the “Grantee”), WITNESSETH:

WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan as Amended and Restated (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Personnel Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.	Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on , (the “Grant Date”) to the Grantee of Restricted Stock Units. The Restricted Stock Units are notional units of measurement denominated in Shares of common stock of the Company (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock of the Company (a “Share”)).

The Restricted Stock Units represent an unfunded, unsecured right to receive a cash payment in respect of such notional units (any such cash payment, a “Cash Settlement Payment”), and dividend equivalent payments pursuant Section 2(b) hereof in each case in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:

(a)	Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)

Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units, including without limitation any right to vote any Shares subject to the notional units granted hereunder, or to receive dividends. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests. The amount of dividend equivalents earned with respect to each such Restricted Stock Unit that vests shall be equal to the total dividends declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date a Cash Settlement Payment is made upon vesting of the Restricted Stock Unit. Any dividend equivalents earned shall be paid in cash to the

Grantee when the Cash Settlement Payment due upon the vesting of the Restricted Stock Units is paid. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.

(c)	Vesting of Restricted Stock Units and Payment. Subject to subsections 2(d) and 2(e) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) as follows:

(ii)	1/3 of the Restricted Stock Units shall vest on , and

(iii)	1/3 of the Restricted Stock Units shall vest on ,

Except as provided in subsections 2(j)(i) and 2(j)(ii) below, upon vesting of the Restricted Stock Units (including vesting pursuant to subsections 2(d) or 2(e) below), the Company will deliver to the Grantee (i) a Cash Settlement Payment equal to the Fair Market Value of the number of Shares equal to the number Restricted Stock Units that have become so vested, with any fractional Share resulting from proration pursuant to subsection 2(e)(ii) to be rounded to a cash amount equal to the Fair Market Value of the nearest whole Share (with 0.5 to be rounded up) and (ii) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, in all cases less any amount withheld in accordance with subsection 2(f) below. For the avoidance of doubt, continuous employment of the Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.

(d)	Effect of Acceleration Event. The Restricted Stock Units shall vest in full upon an Acceleration Event.

(e)	Effect of Death, Disability and Termination of Employment.

(i)	Death or Disability. If the Grantee dies or becomes Disabled (as defined below) while employed, the Restricted Stock Units shall immediately become 100% vested as of the date of the death or the date the Grantee becomes Disabled, as the case may be. For purposes of this Agreement, the Grantee shall be deemed to be “Disabled” only when the Company determines that the Grantee is completely and permanently unable to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary; provided however, that with respect to any portion of the Award that constitutes deferred compensation for purposes of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), the Grantee shall not be deemed to be Disabled unless and until the date the Grantee becomes “disabled” as that term is used in Section 409A.

(ii)	Termination due to Retirement or by the Company for Other than Cause. If the Grantee’s employment terminates due to Retirement (as defined below) or an involuntary termination of employment by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), the Grantee shall be entitled to vest in a prorated portion of the Restricted Stock Units (as described in the following paragraph), with any remaining unvested portion of the Award expiring as of the date of the termination of the Grantee’s employment, unless the Grantee’s termination is due to Retirement and the Grantee agrees to the conditions for continued vesting after Retirement as specified in the third paragraph of this Section 2(e)(ii). Whether the Grantee is entitled to prorated vesting or vesting pursuant to the third paragraph of this Section 2(e)(ii), the vesting shall occur on the original vesting schedule set forth in Section 2(c), not at the time of the Grantee’s termination of employment.

If the Grantee does not agree to the conditions for continued vesting after Retirement as specified in the third paragraph of this Section 2(e)(ii), the prorated portion of the Restricted Stock Units to which the Grantee is entitled pursuant to the preceding paragraph shall be determined by (A) multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of full months during which the Grantee has been continually employed since the Grant Date, together with any period during which the Grantee is entitled to receive severance in the form of salary continuation (not to exceed 36 in the aggregate), and the denominator of which is 36, and (B) reducing the product thereof by the number of Restricted Stock Units that had already become vested as of the date of the termination of the Grantee’s employment. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months. The Restricted Stock Units with respect to which the Grantee is entitled to vest pursuant to this paragraph shall vest (i) on the first vesting date set forth in Section 2(c) next following the date the Grantee’s employment terminates, up to (but not exceeding) the total number of Restricted Stock Units that are eligible to vest on that vesting date pursuant to Section 2(c), and (ii) to the extent the number of Restricted Stock Units that vest pursuant to this paragraph exceeds the number of Restricted Stock Units eligible to vest on that vesting date pursuant to Section 2(c), such excess number of Restricted Stock Units shall vest on the subsequent vesting date(s). For example, assuming an Award of 120 Restricted Stock Units granted on March 6, 2014, and a termination without cause on February 6, 2015, with 4 months of salary continuation severance, the Grantee would vest in 40 Restricted Stock Units on March 6, 2015, and 10 Restricted Stock Units on March 6, 2016.

Alternatively, and as additional consideration for the covenant set forth on Appendix B, in the event that (i) the Grantee’s employment terminates due to the Grantee’s Retirement, and (ii) the Grantee timely executes the additional restrictive covenant agreement set forth in Appendix B, then the Award shall not vest on a prorated basis pursuant to the above paragraph and, instead, the Award shall continue to vest on the original vesting schedule as if the Grantee had remained employed through any remaining vesting dates; provided that the Grantee has not at any time since the date of Grantee’s Retirement violated the terms of any restrictive covenant set forth in Appendix A or B (regardless of any Restricted Period set forth therein). If the Grantee does violate such restrictive covenant at any time prior to the date that the Award would otherwise have vested under its original grant terms, the Award will terminate and expire in all respects, without further action by the Company and the Grantee hereby agrees that the Company shall have all of the remedies and rights set forth in Section 2(h) below.

For purposes of this Agreement, the term “Retirement” shall mean the termination of the Grantee’s employment if, at the time of such termination (or, if the Grantee receives severance in the form of salary continuation, as of the last day of such salary continuation period), the Grantee is at least age 60 with at least 5 years of service. For this purpose, “years of service” (x) means service as an Employee of the Company or of the Predecessor Corporation and (y) shall be deemed to include any period during which the Grantee is entitled to receive severance in the form of salary continuation. For the avoidance of doubt, termination of the Grantee’s employment by the Company for cause (as determined by the Committee) or due to the Grantee’s Disability shall not constitute Retirement, regardless of the Grantee’s age and years of service.

(iii)	Termination for Any Other Reason. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason not described in Section 2(c)(ii), any unvested Restricted Stock Units shall be immediately forfeited as of the date of such termination.

(f)	Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the amount required to be withheld upon delivery of the Cash Settlement Payments and payment of dividend equivalents shall be satisfied by withholding an amount in cash from the amounts otherwise payable hereunder. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding any Cash Settlement Payment or dividend equivalent payment amounts, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(g)	Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)	Restrictive Covenant Violation. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A and, if applicable, Appendix B to this Agreement. If the Grantee breaches such restrictions in Appendix A or Appendix B to this Agreement, the Grantee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, the Grantee’s Restricted Stock Units will be forfeited and, if the Grantee has received any Cash Settlement Payments (and dividend equivalent payments, if any) prior to the date of such forfeiture, then, in respect of all or any portion of such Restricted Stock Units, the Grantee shall repay to the Company an amount equal to the aggregate after-tax amounts (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Grantee received upon the sale or other disposition of, or distributions in respect of, the Grantee’s Restricted Stock Units.

(i)	Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in McLean, Virginia, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Cash Settlement Payments that would otherwise be payable (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be paid on the date determined by the Company within the thirty (30) day period following the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the date of the Grantee’s death.

(ii)	If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Restricted Stock Units shall vest at the time of the Acceleration Event, but any Cash Settlement Payment (or related dividend equivalents) that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., payment shall occur when it would have occurred absent the Acceleration Event).

(iii)	Each portion of this Award that could vest pursuant to Section 2(c) and/or 2(e)(ii) is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Senior Vice President, as of the      day of             ,         .

Agreed to:	EXELIS INC.

Grantee
(Online acceptance constitutes agreement)

Dated:	Dated:

Enclosures

Appendix A

Restrictive Covenants

1.	Non-Solicit.

(a) Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Grantee will not, within twelve months following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(ii) During the Restricted Period, Grantee will not, and will not, directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and

(b) It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(a) The provisions of this Appendix A shall survive the termination of Grantee’s employment for any reason.

Appendix B

Additional Restrictive Covenant Upon Retirement

Pursuant to the third paragraph in Section 2(e)(ii) of the Restricted Stock Unit Award Agreement to which this document is appended (the “Award Agreement”), the following covenants shall apply to the Grantee if (i) the Grantee’s employment terminates due to the Grantee’s Retirement, and (ii) the Grantee acknowledges and agrees to the terms hereof by executing this document and returning it to [                                         ] no later than first to occur of (i) the 30th day following the date of the Grantee’s termination of employment (not counting any period during which the Grantee is receiving any salary continuation) and (ii) the day before the first vesting date upon which any amounts would become vested pursuant to the third paragraph in Section 2(e)(ii) of the Award Agreement. If the Grantee does not timely execute this document, the Grantee shall not be eligible for the additional vesting rights set forth in the third paragraph in Section 2(e)(ii) of the Award Agreement.

1.	Non-Competition.

(a) Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and agrees as follows:

(i) Grantee will not, within the period during which the Award remains unvested following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing [Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) related products and systems and information and technical services to military, government and commercial customers within the United States].

Notwithstanding anything to the contrary in this Agreement, Grantee may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Grantee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Appendix B shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Survival.

(a) The provisions of this Appendix B shall survive the termination of Grantee’s employment for any reason.

* * * * * * * * * * * *

By signing the below, the Grantee hereby acknowledges, and agrees to be bound by, the foregoing covenants set forth in this Appendix B.

Grantee	Grantee (Print)

Dated:

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